UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 1, 2005

Nutra Pharma Corp.

(Exact name of registrant as specified in charter)

California (State or other jurisdiction of incorporation)	000-32141 (Commission File Number)	91-2021600 (IRS Employer Identification No.)

1829 Corporate Dr. Boynton Beach, Florida 33426
(Address of principal executive offices, including zip code)

(954) 509-0911
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

     On June 1, 2005 Nutra Pharma Corp. (the “Company”) retained Doherty & Company, LLC (“Doherty & Company”), to provide the services of Michael Doherty as executive Chairman of the Company. Concurrently, the Company also retained Doherty & Company to act as the Company’s agent in connection with prospective private capital raising activities.

     Doherty & Company received a five year option to purchase Thirteen Million Six Hundred Thousand (13,600,000) shares of the Company’s common stock at an exercise price equal to $0.27 per share, vesting over a two year period, with 50% exercisable on May 31, 2006 and the balance exercisable in twelve equal monthly installments thereafter, in exchange for providing Mr. Doherty’s services. Mr. Doherty will serve as Chairman for two years but will not be required to devote more than 20 hours per week to the Company. Mr. Doherty will also serve as a member of the Company’s Board of Directors. Additionally, Mr. Doherty will be entitled to cash compensation from the Company commensurate with his position when and if the Company’s other executives begin to receive such compensation.

     In addition, Doherty & Company will be entitled to a fee equal to 8% of the gross proceeds received from investors in any financing arranged by Doherty & Company together with three year options to purchase a number of securities equal to 10% of the amount sold in any such financing. The Company will reimburse Doherty & Company for its expenses, including legal fees, not to exceed $25,000. The Company has also agreed to indemnify Doherty & Company against claims relating to its engagement by the Company and the services to be provided to the Company.

     The above summaries of the terms of the retention of Doherty & Company are qualified in their entirety by reference to the exhibits attached to this Current Report on Form 8-K, which are incorporated by reference into this Item 1.01 in their entirety.

Item 3.02     Unregistered Sales of Equity Securities.

     The disclosure provided above in Item 1.01 is hereby incorporated by reference into this Item 3.02 with respect to the issuance of five year options to purchase 13,600,000 shares of common stock of the Company to Doherty & Company. The options were issued to an accredited investor in a private placement transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The options will become exercisable as described above and are immediately exercisable upon a change of control of the Company or the termination of Mr. Doherty as executive Chairman of the Company (other than as a result of the death or disability of Mr. Doherty or for cause). The options also provide for “piggy-back” registration rights with respect to the underlying shares of common stock.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Michael Flax resigned as a director of the Company on June 1, 2005.

     Rik J. Deitsch resigned as the Company’s Chairman on June 1, 2005. Mr. Deitsch will continue to serve as a director of the Company and as the Company’s President and Chief Executive Officer.

     As described above in Item 1.01, on June 1, 2005 the Company appointed Michael Doherty as a director and executive Chairman of the Company.

Background Information of Michael Doherty

     Since November 1999, Michael Doherty has been President of Doherty & Company, a firm specializing in venture capital and private equity funding for development stage companies. From February 1999 to October 1999, Mr. Doherty served as Senior Managing Director of Spencer Trask Securities Incorporated. Mr. Doherty served as Managing Director and Director of Private Equity at Cruttenden Roth

Incorporated from October 1996 to February 1999. From 1992 to October 1996, he served as Vice President of Arnhold and S. Bleichroeder, Inc., a New York-based investment banking, brokerage and asset management firm. Michael Doherty has been a director of Trestle Holdings, Inc. since December 1997 and Chairman of the Board since May 2003. Mr. Doherty was also a director of Zyan Communications, Inc. from July 1999 to December 2000, and Chairman of the Board of Directors from July 1999 to March 2000; Zyan filed for Chapter 11 bankruptcy proceedings in December 2000. Mr. Doherty was also a non-executive director of ACLN, Ltd. from January 1999 to March 2002. ACLN was a foreign private issuer whose shares were suspended from the New York Stock Exchange following an order from the SEC and a subsequent enforcement action against ACLN and three of its officers.

There are no family relationships among the current executive officers and directors.

Item 9.01     Financial Statements and Exhibits

     (c) Exhibits

Exhibit
Number

99.1	Agreement, dated as of June 1, 2005, by and among Nutra Pharma Corp., Doherty & Company, LLC and Michael Doherty

99.2	Option to Doherty & Company, LLC to purchase 13,600,000 shares of Company common stock

99.3	Letter of Engagement, dated as of June 1, 2005, between Nutra Pharma Corp. and Doherty & Company, LLC

99.4	Indemnification Agreement, dated as of June 1, 2005, between Nutra Pharma Corp. and Doherty & Company, LLC

99.5	Letter of Resignation of Michael Flax

99.6	Letter of Resignation of Rik J. Deitsch

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRA PHARMA CORP.
Date: June 6, 2005	/s/ Rik J. Deitsch
Rik J. Deitsch
President, Chief Executive Officer

NUTRA PHARMA CORP.

Exhibit Index to Current Report on Form 8-K

Exhibit
Number

99.1	Agreement, dated as of June 1, 2005, by and among Nutra Pharma Corp., Doherty & Company, LLC and Michael Doherty

99.2	Option to Doherty & Company, LLC to purchase 13,600,000 shares of Company common stock

99.3	Letter of Engagement, dated as of June 1, 2005, between Nutra Pharma Corp. and Doherty & Company, LLC

99.4	Indemnification Agreement, dated as of June 1, 2005, between Nutra Pharma Corp. and Doherty & Company, LLC

99.5	Letter of Resignation of Michael Flax

99.6	Letter of Resignation of Rik J. Deitsch